Exhibit 99.1

Applied Materials Appoints Kevin March to Board of Directors

SANTA CLARA, Calif., Oct. 24, 2022 – Applied Materials, Inc. today announced the appointment of Kevin March to serve on its Board of Directors. A semiconductor industry veteran, Mr. March brings more than 30 years of finance and business operations expertise to Applied and will serve on the Board’s Audit Committee.

“Kevin has a long, well-regarded track record of building shareholder value, and we are excited to have him join the Board,” said Tom Iannotti, Chairman of the Board of Applied Materials. “Kevin’s strong financial leadership and deep semiconductor industry experience will benefit Applied as the company continues to scale its operations to support future growth.”

Mr. March is a retired, longtime executive of Texas Instruments Incorporated (TI). He most recently served as Senior Vice President and Chief Financial Officer of the company from 2003 to 2017. Mr. March joined TI in 1984, and during his 33-year career at the company, he held numerous roles in finance, operations and business management across corporate and business unit functions. Mr. March’s leadership was instrumental in shaping TI into a focused semiconductor company, including his role in the formation of the company’s global Analog Semiconductor segment, which became the world’s largest analog semiconductor business. Mr. March also developed TI’s capital management strategy.

Mr. March is a member of the board of the United Way Foundation of Metropolitan Dallas. He holds an MBA in finance and accounting, along with a bachelor’s degree in economics and business, from the University of Pittsburgh.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible a better future. Learn more at www.appliedmaterials.com.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977